IndexIQ Active ETF Trust 485BPOS

 Exhibit (d)(1)(a)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This amendment to the Investment Advisory Agreement dated as of April 15, 2015 (the “Agreement”), by and between IndexIQ Active ETF Trust, a Delaware trust (the “Trust”), on behalf of its series as set forth on Appendix A (each, a “Fund” and, collectively, the “Funds”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Advisor”) is entered into pursuant Section 8 of the Agreement and is effective as of May 1, 2024.

WHEREAS, the Advisor and the Trust desire to amend Appendix A of the Agreement to reflect the addition of IQ MacKay Securitized Income ETF; a series of the Trust, to the Agreement.

NOW, THEREFORE, the parties agree that Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

This Amendment, the Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

INDEXIQ ACTIVE ETF TRUST		INDEXIQ ADVISORS LLC

By:	/s/ Jack R. Benintende	By:	/s/ Kirk C. Lehneis
Name: Jack R. Benintende		Name: Kirk C. Lehneis
Title: Vice President		Title: Chief Executive Officer

Appendix A

to

INVESTMENT ADVISORY AGREEMENT

(As of May 1, 2024)

Fund	Fee Rate
IQ MacKay Municipal Insured ETF	0.40% of the average daily net assets
IQ MacKay Municipal Intermediate ETF	0.40% of the average daily net assets
IQ MacKay ESG Core Plus Bond ETF	0.39% of the average daily net assets
IQ MacKay California Municipal Intermediate ETF	0.45% of the average daily net assets
IQ Winslow Large Cap Growth ETF

0.75% of the average daily net asset up to $500 million;

0.725% of the average daily net assets from $500 million to $750 million;

0.71% of the average daily net assets from $750 million to $1 billion;

0.70% of the average daily net assets from $1 billion to $2 billion;

0.66% of the average daily net assets from $2 billion to $3 billion;

0.61% of the average daily net assets from $3 billion to $7 billion;

0.585% of the average daily net assets from $7 billion to $9 billion; and

0.575% of the average daily net assets over $9 billion.

IQ Winslow Focused Large Cap Growth ETF

0.75% of the average daily net asset up to $500 million;

0.725% of the average daily net assets from $500 million to $750 million;

0.71% of the average daily net assets from $750 million to $1 billion;

0.70% of the average daily net assets from $1 billion to $2 billion;

0.66% of the average daily net assets from $2 billion to $3 billion;

0.61% of the average daily net assets from $3 billion to $7 billion;

0.585% of the average daily net assets from $7 billion to $9 billion; and

0.575% of the average daily net assets over $9 billion.

IQ MacKay ESG High Income ETF	0.40% of the average daily net assets
IQ CBRE Real Assets ETF	0.65% of the average daily net assets
IQ MacKay Securitized Income ETF	0.40% of the average daily net assets

2